UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

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2

222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2021

TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Company’s offices located at 222 Lakeview Avenue, 1st Floor, Palms Room, West Palm Beach, Florida 33401, on Tuesday, May 11, 2021, at 10:00 a.m., Eastern Time, for the following purposes:
1. To elect six trustees of the Company to hold office for a one-year term and until their respective successors as trustees are duly elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2021;
3. To hold an advisory vote on executive compensation as disclosed in these materials; and
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on March 11, 2021, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present at the meeting in person or by proxy. Any shareholder who executes a proxy and later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted. Proxies are revocable in accordance with the procedures set forth in this Proxy Statement.
There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully and vote. Your cooperation is appreciated because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.
On or about April 1, 2021, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2021 Proxy Statement and 2020 Annual Report, vote online, and how to request a paper copy. Shareholders who receive that notice will not receive a paper copy of the proxy statement and annual report on Form 10-K or a proxy card unless they request one.
BY ORDER OF THE BOARD OF TRUSTEES,
ERIC KENTOFF
Corporate Secretary
West Palm Beach, Florida
March 30, 2021

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 11, 2021

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) to be voted at the Annual Meeting of Shareholders to be held on May 11, 2021, or at any adjournment or postponement thereof (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 1, 2021 to shareholders of record at the close of business on March 11, 2021 (the “Record Date”).
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1	FOR each of the nominees for trustee listed in these materials and on the proxy;

2	FOR the ratification of the selection of the Company’s independent registered public accountants; and

3	FOR the approval, on an advisory non-binding basis, of the compensation of the Company's named executive officers as disclosed in these materials.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 47,159,424 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of trustees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 11, 2021. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2020. Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our shareholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower costs and reduce the environmental impact of the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future annual meetings of shareholders in printed or email form.
A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of trustees, the affirmative vote of a plurality of the votes cast is required to elect a trustee.
With respect to proposal 2, the ratification of the selection of the Company’s independent registered public accountants, the affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of the Company’s independent registered public accountants.
With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.
If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Nominees for Election at the Annual Meeting

The terms of office for our trustees, Edwin B. Brewer, Jr., Thomas J. Crocker, Jeffrey H. Fisher, Mary Beth Higgins, Robert Perlmutter and Rolf E. Ruhfus will each expire at the Annual Meeting. Trustee Jack P. DeBoer passed away in March 2021. The Nominating and Corporate Governance Committee recommended for nomination, and the Board has nominated, each of Ms. Higgins and Messrs. Brewer, Crocker, Fisher, Perlmutter and Ruhfus to serve as trustees of our Company for one-year terms expiring at the 2022 annual meeting of shareholders and until their successors are duly elected and qualified.
Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s common shares represented by the enclosed proxy will be voted FOR the election of the nominees to serve as trustees until the 2022 annual meeting and until their successors are elected and qualified. Each of the nominees has indicated his willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.
The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.
The following table and biographical descriptions set forth information with respect to the six trustee nominees for election at the Annual Meeting whose terms of office will expire at the Annual Meeting, and the continuing trustees, whose terms of office will expire at our 2022 annual meeting of shareholders.

Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2022 Annual Meeting of Shareholders)

Name	Age	Position
Edwin B. Brewer, Jr.	58	Trustee
Thomas J. Crocker	67	Trustee
Jeffrey H. Fisher	65	Chairman, President and Chief Executive Officer
Mary Beth Higgins	63	Trustee
Robert Perlmutter	59	Trustee
Rolf E. Ruhfus	76	Trustee

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
(IF ELECTED, TERMS WILL EXPIRE IN 2022)
Edwin B. Brewer, Jr.

Mr. Brewer has been a trustee of the Company since January 2017. Prior to March 2019, he was an Executive Director – US Student Housing with Greystar Real Estate Partners. He served as executive vice president, chief financial officer and treasurer of Educational Realty Trust, Inc. (NYSE: EDR) from August 2014 – September 2018. From 2007 through 2012, Mr. Brewer served as executive vice president and chief financial officer for Sedgwick Claims Management Services, Inc., the leading provider of technology-enabled claims and productivity management solutions. He was responsible for internal and external financial reporting, income taxes, real estate, budgeting, treasury and internal auditing. From 1983 to 2007, Mr. Brewer worked at PricewaterhouseCoopers where he rose to the position of partner with a client base focused on public and private real estate investment trusts ("REITs", and each a "REIT"). A certified public accountant (inactive), Mr. Brewer has a bachelor’s degree in commerce and business administration from the University of Alabama. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Brewer should serve as a trustee due to his financial expertise and extensive experience with REITs as a Chief Financial Officer of a former NYSE-listed REIT and that he should serve on the Audit Committee due to his former role as Chief Financial Officer of a publicly traded REIT and his experience auditing hotel REITs.

Thomas J. Crocker

Mr. Crocker has been a trustee of the Company since the completion of our initial public offering ("IPO") in April 2010. He is Founding Partner and principal investor of Crocker Partners, LLC, a privately held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P., and other real estate ventures. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE-listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a NYSE-listed REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers USA Trust ("Innkeepers") from February 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crocker should serve as a trustee and should serve on the Nominating and Corporate and Compensation Committees due to his extensive experience leading his own REITs, his understanding of financial markets, and his considerable acquisitions experience.

Jeffrey H. Fisher

Mr. Fisher has been our Chairman of the Board, Chief Executive Officer and President since our formation in October 2009. Mr. Fisher is also the majority shareholder of Island Hospitality Management, LLC (“IHM”), a firm he founded in 2007 that currently manages 30 hotels for third-party hotel owners and all of our wholly owned hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers, a lodging REIT he founded and took public in 1994. During this time, Mr. Fisher also served as Chairman and majority shareholder of Innkeepers Hospitality, a privately-owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to Apollo Investment Corporation at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA). The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Fisher should serve as a trustee due to his extensive experience in the limited service and extended-stay hotel industry segments both on the ownership and management sides.

Mary Beth Higgins

Ms. Higgins has been a trustee of the Company since December 2018. She currently serves as the Chief Executive Officer of Affinity Gaming Inc. ("Affinity"), a nine casino multi-jurisdictional gaming company. In her current role, she is responsible for the day to day operations of the casinos as well as all aspects of the company’s accounting, finance and investor relation functions. In addition to her primary employment as CEO of Affinity, Ms. Higgins was also named Chief Executive Officer and non-independent director of Gaming and Hospitality Acquisition Corp (NASDAQ: GHACU), a newly organized special purpose acquisition company or "SPAC" formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with Affinity and one or more businesses, which went public in February 2021.. Before becoming Chief Executive Officer at Affinity, she served as Chief Financial Officer and Chief Operating Officer of Affinity from 2018. From 2017-2018, she served as CFO of VICI Properties, a REIT spin off from Caesars Entertainment, and prior to that as CFO for Caesars Entertainment Operating Company from 2014-2017. For the 17 years prior to that, Ms. Higgins served as CFO at companies such as Global Cash Access Holdings, Inc., Herbst Gaming, Inc., and Camco, Inc. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Higgins should serve as a trustee due to her extensive experience in finance, including with respect to REITs and that she should serve on the Audit Committee due to her financial acumen, including most recently as a result of serving as CFO of Affinity.

Robert Perlmutter

Mr. Perlmutter has been a trustee of the Company since the completion of our IPO in April 2010. Prior to April 2018, he was a Senior Executive Vice President and Chief Operating Officer with The Macerich Company, a publicly traded REIT. He joined Macerich in 2012 as Executive Vice President of Leasing. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm established in 1998 focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers in 2011. From 1983 to 1988, Mr. Perlmutter worked in various positions for Heitman Financial Services, Ltd. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to 20 directly managed malls and 29 joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company and is a former board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should serve as a trustee due to his extensive experience in real estate development, acquisitions and dispositions that is relevant to the Company’s own growth strategy and that he should serve on the Compensation Committee and the Nominating and Governance Committee due to his previous role as Senior Executive Vice President and Chief Operating Officer in a publicly traded REIT and his experience with complex compensation and governance issues. After Mr. DeBoer passed in March 2021 and to fill his vacancy on the Audit Committee, the Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should also serve on the Audit Committee due to his previous role as Senior Executive Vice President and Chief Operating Officer in a publicly traded REIT and his experience with complex financial issues in general and with REITs in particular. Mr. Perlmutter serves as lead independent trustee for the Company.

Rolf E. Ruhfus

Mr. Ruhfus has been a trustee of the Company since the completion of our IPO in April 2010. He is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which also owns the Archer hotel brand and, in 2011, sold 20 hotels to Hyatt Hotels. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Ruhfus should serve as a trustee due to his extensive experience specific to the limited service and extended stay hotel industry segments that correlate with our own strategy.

Biographical Information Regarding Named Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President and Chief Operating Officer

Mr. Craven, age 49, is our Executive Vice President and Chief Operating Officer. He joined the Company as Chief Financial Officer on September 9, 2010 and was promoted to Chief Operating Officer effective June 1, 2015. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of Innkeepers from March 2006 until the Innkeepers sale in June 2007. Following the acquisition, he continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT that was sold in 2003. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Jeremy Wegner — Senior Vice President and Chief Financial Officer

Mr. Wegner, age 45, is our Senior Vice President and Chief Financial Officer. He joined our Company on June 1, 2015. Mr. Wegner has a significant track record of involvement in more than $50 billion of mergers, acquisitions and equity and debt financings. Prior to joining the Company, he served as Vice President of Mergers and Acquisitions for Starwood Hotels & Resorts Worldwide from July 2012 to May 2015 where he was responsible for identifying and executing merger, acquisition and divestiture opportunities.

From September 2008 to June 2012, he was a Senior Vice President in the real estate investment banking group at Barclays Capital Inc., and from October 2001 to September 2008, he was a Senior Vice President in the real estate investment banking group at Lehman Brothers thus covering the lodging sector for over ten years. Mr. Wegner began his career as an analyst in the investment banking group at Credit Suisse in 1998. Mr. Wegner received a Bachelor of Arts degree in Economics from Brown University in 1998.

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and as the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•	a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•	a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Edwin B. Brewer, Jr., Thomas J. Crocker, Mary Beth Higgins, Robert Perlmutter, and Rolf E. Ruhfus. We presently have six trustees, including these five independent trustees.

Committees of the Board

Our Board of Trustees has established an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2020, the Audit Committee met four times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee met one time.

Audit Committee

Our Audit Committee currently consists of Messrs. Brewer (Chair), Ms. Higgins, and Mr. Perlmutter who replaced Mr. DeBoer after his death in March 2021. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Brewer, an independent trustee, is the Chair of our Audit Committee and our Board of Trustees has determined that he is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

The Audit Committee also oversees information security risk. The Company has instituted various controls in order to address, defend and respond to any information security concerns. The Company also provides training to employees on information security issues and it maintains a cyber security insurance policy.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Perlmutter (Chair) and Crocker. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders. The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that all of the members of such subcommittees qualify as independent per NYSE rules and regulations

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Crocker (Chair) and Perlmutter. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates to fill vacancies on the Board and for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board of Trustees based on various criteria, including a nominee’s experience, skills, accomplishments, background, age, gender and all self-identified diversity characteristics including without limitation gender, race, ethnicity, disability and sexual orientation, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business. The Nominating and Corporate Governance Committee additionally provides oversight for all environmental, social and corporate governance (ESG) matters before the Company.

In March 2021, the Nominating and Corporate Governance Committee oversaw the preparation and issuance of the Company's first ever Corporate Responsibility Report. This report, which was posted on the Company's website, provided disclosures of the Company's practices, initiatives and approaches towards important environmental, social and corporate governance matters. The Committee continues to work with management and advisors to expand upon the initiatives illustrated in this report on an ongoing basis.

As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Nominating and Corporate Governance Committee conducts an annual review of the Board with respect to the composition of the Board as a whole and the diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the Board. This self-assessment process requires each trustee to complete a detailed questionnaire regarding governance issues such as board composition, board support, and committee performance. The Nominating and Corporate Governance Committee reviews the assessments and reports to the full Board of Trustees at the next scheduled meeting.

Shareholders may make recommendations of potential trustee nominees, in accordance with the procedures set forth in our bylaws, to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information for evaluation by our Board or our Nominating and Corporate Governance Committee. Nominees recommended by shareholders will be evaluated in the same manner as those recommended by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, along with the full Board of Trustees, has begun the process of vetting potential candidates to add to the Board following Mr. DeBoer's death. As part of that process, they will be considering the potential candidates' qualifications and self-identified diversity characteristics.

Shareholder Advisory Resolutions

During our 2020 annual meeting of shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say on Pay”) with approximately 97% of votes cast at that meeting in favor of the Company’s executive compensation. The Board of Trustees and the Compensation Committee both regarded this advisory vote as a statement by the shareholders of their support of the Company's executive compensation program. After the 2017 Annual Meeting, the shareholders voted on an advisory, non-binding resolution to approve holding the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable. Shareholders will again have the opportunity to vote on the frequency of the Say on Pay vote at the 2023 Annual Meeting.

Code of Business Conduct

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of this Code of Business Conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. The Code of Conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the Company’s Chief Executive Officer, Chief Financial Officer or Controller, we will disclose (on our website or in a Current Report on Form 8-K filed with the SEC) the nature of the amendment or waiver, its effective date and to whom it applies.

Shareholder Outreach

The Board of Trustees values the views and opinions of our shareholders and believes strong corporate governance practices demand regular outreach and conversations with our shareholders. We understand the vital role of effective communication with our shareholders. As part of that understanding, management actively engages with shareholders at numerous investor road shows, industry and investment community conferences, and meetings with analysts. We also respond to individual shareholders who express interest in our business. Specifically, we communicated with various shareholders who supported increasing diversity representation on our Board of Trustees.

Policy on Voting Regarding Trustees

Our Board of Trustees has adopted a policy on voting regarding trustees that requires, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board, no later than two weeks after the certification of the voting results, a written offer to resign from the Board of Trustees. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, or (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.

Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Strong Corporate Governance Practices

We have made strong corporate governance a priority. The following table highlights some of the key elements of our corporate governance practices.

Corporate Governance Highlights

☑ Gender diversity on Board	☑ Issued 2020 Corporate Responsibility Report published on the Company's website
☑ Majority voting policy	☑ No trustee attended < 75% of the Board/Committee meetings in 2020

☑ CEO Succession Plan	☑ Non-staggered Board

☑ No shareholder rights plan or “poison pill”	☑ Policy prohibiting hedging or pledging of our stock

☑ 5 of our 6 existing trustees are independent	☑ Compensation “clawback” policy

☑ Lead independent trustee (Mr. Perlmutter)	☑ Strong pay-for-performance philosophy

☑ All standing committees consist solely of independent trustees	☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee

☑ Regular executive sessions of independent trustees	☑ Comprehensive Code of Business Conduct and Corporate Governance Guidelines

☑ Expanded shareholder outreach and engagement	☑ Stock ownership guidelines for trustees, chief executive officer and named executive officers
☑ Each of the trustees is elected annually	☑ All members of the three standing Board committees are independent of the Company and its management under the listing standards adopted by the NYSE

☑  No member of the Board serves on the boards of more than two public companies other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company
☑ Any change in control payments under severance agreements are subject to a “double-trigger”
☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Perlmutter (Chair) and Crocker. None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the board of trustees (or board of directors) or compensation committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation

For service to the Company in 2020, each of our independent trustees was paid a trustee’s fee of $100,000. The trustees who served as our lead independent trustee, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman were paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, other than the additional fees paid for service as the lead trustee or Chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. For 2021, each of our independent trustees will be paid a trustee's fee of $120,000 with the same $50,000 paid in cash and $70,000 paid in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. In addition for 2021, the trustees who served as our lead independent trustee, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman will be paid an additional cash fee of $15,000, $15,000, $10,000 and $7,500, respectively, and committee non-chairpersons who serve on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive an additional cash fee of $7,500, $5,000, $3,750 and $5,000, respectively, for their service.

In February 2020, based upon recommendations of our third party compensation consultant and as approved by the Compensation Committee, each of our independent trustees were approved to receive an increase to their annual compensation, committee chairs were scheduled to receive an increase to their lead compensation, and any trustee who served on a committee was due to receive compensation for their participation. In response to the threats of COVID-19, the Board unanimously agreed to defer these compensation increases indefinitely.

In January 2021, common share grants were made to each independent trustee for the common share component of their 2020 Board compensation. Trustees who are employees of the Company receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees for 2020.

Name(1)	Fees Earned or Paid in Cash ($)	Share Awards ($) (2)	Total
Edwin B. Brewer, Jr.	$60,000	$50,000	$110,000
Thomas J. Crocker	5,000	100,000	105,000
Jack P. DeBoer	—	100,000	100,000
Mary Beth Higgins	50,000	50,000	100,000
Robert Perlmutter	17,500	100,000	117,500
Rolf E. Ruhfus	50,000	50,000	100,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table located elsewhere in this proxy statement.
(2)
Amounts reflect the full grant date fair value of common shares granted during 2020, calculated in accordance with Accounting Standards Codification ("ASC") 718. Under our 2011 Equity Incentive Plan, as amended and restated in 2013 (our “Equity Incentive Plan”), we granted 4,467 common shares in January 2021 to each of independent trustees Brewer, Higgins and Ruhfus as one-half of the trustee’s annual fee at a market value of $50,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. In addition, we granted 8,934 common shares in January 2021 to each of independent trustees Crocker, DeBoer and Perlmutter who each elected to receive his entire trustee fee in common shares. Those shares had a market value of $100,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. All payments for serving as chairmen of Committees or as lead independent trustee were paid in cash. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Shareholder Communications to the Board

Shareholders and interested parties may contact an individual trustee, the Board as a group, or a specified Board committee or group, including the non-employee trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Trustees met 14 times. All members of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. As set forth in our Corporate Governance Guidelines, trustees are invited and encouraged to attend meetings of shareholders. All of our trustees attended last year’s annual meeting of shareholders in person.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes, liquidity risks, and information security risks; our Nominating and Corporate Governance Committee oversees corporate governance and ESG risks; and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us. Management, along with the Audit Committee, oversee risks related to information security issues though the majority of the exposure to information security issues occur at the hotels where the hotel brands control IT systems and oversee day-to-day information security risk issues.

In response to the threats of COVID-19, Management and the Board acted swiftly to address issues and protect stakeholder value. The Company quickly moved to a remote working scenario for most corporate employees and heightened safety protocols for employees who did visit the corporate office. Management and the Board communicated constantly via formal virtual Board meetings held on a weekly basis during the height of the pandemic.

Financially, Management and the Board took decisive action to preserve long-term shareholder value, we focused our efforts on the following:

Consistent with the Company’s overall strategy, amid the uncertainty caused by the COVID-19 pandemic on the hotel industry, and more specifically the Company, each NEO’s goals were adjusted in March 2020 to align with the Company’s key strategies to preserve long-term shareholder value:

•Maximizing hotel operating results
•Minimizing cash burn
•Improving liquidity
•Preserving balance sheet strength

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, including an assessment of Island Hospitality's performance as manager of our hotels, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Perlmutter has been appointed lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as both our Chairman and our Chief Executive Officer because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to serve as lead independent trustee, to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer also serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Perlmutter presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk including information security risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

Environmental Stewardship, Social Responsibility and Governance

The Company is committed to strong environmental, social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. The Company's sustainability objectives are designed to support the Company's vision and strategic principles through measures to:

•reduce energy and water consumption;

•increase profitability at our hotels;

•proactively manage environmental risks; and

•make positive contributions to communities.

In the interest of assisting stockholders with a better understanding of the Company’s environmental, social and governance performance, in 2021 the Company issued its first annual Corporate Responsibility Report on its website: https://chathamlodgingtrust.com/wp-content/uploads/2021/03/Chatham-ESG-Report.pdf.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 11, 2021 by (i) each of our trustees, (ii) each of our named executive officers, Messrs. Fisher, Craven, and Wegner ("NEOs" and each an "NEO"), (iii) each holder known to us to own more than 5% of our common shares based upon filings made with the SEC and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).
Unless otherwise indicated, the address of each named person is 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. No shares beneficially owned by any NEO or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned (1)		Percent of Class
BlackRock, Inc.	7,427,247	(2)	15.8%
The Vanguard Group	5,411,939	(3)	11.5%
Fuller & Thaler Asset Management, Inc.	2,941,927	(4)	6.2%
State Street Corporation	2,351,438	(5)	5%
Jeffrey H. Fisher	1,369,194	(6)	2.9%
Dennis M. Craven	332,999	(7)	*
Peter Willis	177,051	(8)	*
Jeremy Wegner	104,166	(9)	*
Robert Perlmutter	60,048	(10)	*
Jack P. DeBoer	54,272	(11)	*
Thomas J. Crocker	50,772		*
Rolf E. Ruhfus	32,538		*
Edwin B. Brewer, Jr.	21,038	(12)	*
Mary Beth Higgins	12,191		*
All executive officers and trustees as a group (12 persons)	2,214,269	(13)	4.7%

* Represents less than 1% of our common shares outstanding

(1)
The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The numbers of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table are current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of March 11, 2021 based on 47,159,424 common shares outstanding. The amount shown includes the total number of common shares issuable upon redemption of long-term incentive plan ("LTIP") units. The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that all LTIP units held by such person are exchanged on a one-for-one basis and that none of the LTIP units held by other persons are for common shares.

(2)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc., a Delaware corporation (“BlackRock”), and affiliates reporting ownership of these common shares as of December 31, 2020. BlackRock has sole voting power over 7,334,738 common shares, shared voting power over no common shares, sole dispositive power over 7,427,247 common shares, and shared dispositive power over no common shares. BlackRock has its principal business office at: 55 East 52nd Street, New York, New York 10055.
(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. a Pennsylvania corporation (“Vanguard”), and affiliates reporting ownership of these shares as of December 31, 2020. Vanguard has sole voting power over no common shares, shared voting power over 54,356 common shares, sole dispositive power over 5,319,894 common shares, and shared dispositive power over 92,045 common shares. Vanguard has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.
(4)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 11, 2021 by Fuller & Thaler Asset Management, Inc., a California corporation (“Fuller & Thaler”), and affiliates reporting ownership of these common shares as of December 31, 2020. Fuller & Thaler has sole voting power over 2,869,389 common shares, shared voting power over no common shares, sole dispositive power over 2,941,927 common shares, and shared dispositive power over no common shares. Fuller & Thaler has its principal business office at: 411 Borel Avenue, Ste 300, San Mateo, CA 94402.
(5)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 8, 2021 by State Street Corporation, a Massachusetts corporation (“State Street”), and affiliates reporting ownership of these common shares as of December 31, 2020. State Street has sole voting power over 0 common shares, shared voting power over 2,106,185 common shares, sole dispositive power over no common shares, and shared dispositive power over 2,351,438 common shares. State Street has its principal business office at: One Lincoln Street, Boston, MA 02111.
(6)	This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. The number of common shares includes 677,549 LTIP units.
(7)	The number of common shares includes 239,056 LTIP units.
(8)	Mr. Willis served as Executive Vice President and Chief Investment Officer until leaving the Company on March 6, 2020.
(9)	The number of common shares includes 95,217 LTIP units.
(10)	Mr. Perlmutter's 60,048 common shares are owned under the name of The Robert D. Perlmutter Trust U/A/D 10/1/83.
(11)	Mr. DeBoer served as a trustee at the Company until his passing in March 2021.
(12)	This amount includes 15,165 shares held jointly by Mr. Brewer and his spouse.
(13)	The number of common shares includes 1,011,822 LTIP units.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following section describes the objectives and features of our executive compensation program for our named executive officers ("NEOs"). For 2020, our NEOs and their titles were as follows:

Executive	Title
Jeffrey H. Fisher	Chairman, President & Chief Executive Officer
Dennis M. Craven	Executive Vice President & Chief Operating Officer
Jeremy Wegner	Senior Vice President & Chief Financial Officer
Peter M. Willis	Former Executive Vice President & Chief Investment Officer(1)

(1)  Mr. Willis ceased to be an NEO as of his Separation Date of March 6, 2020.

We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to our NEOs. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.

2020 Business Highlights

•Highest RevPAR among lodging REITs during the COVID-19 pandemic
•Among the highest margins of all lodging REITs
•Solid liquidity position and limited cash burn
•Completed opportunistic sale of Residence Inn Mission Valley for $67 million
•Largest portfolio of extended stay rooms of any lodging REIT
•Strengthened relationship with Island Hospitality to drive sales and manage costs

2020 Executive Compensation Highlights

•Our CEO and COO voluntarily reduced their base salaries by 50% (25% for our CFO) from March 27, 2020 to year-end, with no related make-whole payments
•2020 cash bonuses funded below target and significantly decreased from 2019 amounts, including a 31% decrease for our CEO
•Total cash compensation paid to our NEOs decreased by over 30% in 2020
•Year-end stock awards remained flat year-over-year for the majority of our NEOs and no special or one-time retention awards issued
•No increases to 2021 base salaries and cash bonus opportunities

Key Features of Our Executive Compensation Program

Our executive compensation program is designed (i) attract and retain executives capable of managing our hotel operations and assets, (ii) motivate management to successfully execute our business plan, and (iii) align management’s interests with its shareholders. We believe our compensation program demonstrates a strong pay-for-performance alignment, including:

•Pay-for-Performance Alignment – Our incentive programs are based on challenging goals and are subject to meaningful changes in payout levels depending on our annual and long-term performance results. Since 2015, our CEO’s annual cash incentives have paid out between 80% to 127% of target and our performance-based long-term incentives have been earned between 0% and 135% of target shares/units granted.

•Significant Alignment with Shareholders – Most of the compensation paid to our executives is in the form of equity awards (including approximately 60% of our CEO’s target compensation) resulting in the majority of executive pay tied to the Company’s long-term TSR performance. Additionally, 60% of the equity awards are in the form of performance-based equity that may be forfeited if certain goals are not satisfied.

•Commitment to Strong Governance – We are committed to maintaining strong governance features that effective provide risk oversight of our compensation structure including:

•Clawback policy for executive officers
•Share ownership requirements, including 6x base salary for our CEO
•Anti-hedging and anti-pledging policies
•Majority of equity is granted in performance-based awards
•Caps on annual cash awards and equity award payouts
•Multiple performance factors tied to our overall business strategy
•Range of payouts (not all-or-nothing)
•Double-trigger requirement for vesting of equity awards

Determining Compensation for Our Named Executive Officers
Role of the Compensation Committee
The Compensation Committee has primary responsibility for setting and approving (either as a committee or together with the Company’s other independent trustees as directed by the Board of Trustees) the compensation of our Chief Executive Officer and reviewing and approving the compensation for our other executive officers in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our executive officers. As part of its process for reviewing the performance of our executive officers, the Compensation Committee has considered the recommendations of a compensation consultant engaged by the Compensation Committee. The Compensation Committee also makes recommendations to the Board of Trustees with respect to the Company’s incentive compensation plans and equity-based plans and performs the administrative functions assigned to it under such plans.
The Compensation Committee also reviews and approves annually the compensation of our independent trustees. In setting independent trustee compensation, our Board of Trustees generally considers the compensation practices and levels for directors paid by our peer group and by other lodging REITs, as well as the expected time commitment from the independent trustees in such year.
Role of the Chief Executive Officer
Our Chief Executive Officer plays a role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Craven was involved in the compensation setting process, the Compensation Committee held discussions outside the presence of Mr. Craven, which allowed the Compensation Committee to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

Role of Compensation Consultants

For 2018 and 2019, the Compensation Committee engaged an independent compensation consultant, FTI Consulting, Inc. and for 2020, engaged FPL Associates (the “Compensation Consultant”). The Compensation Consultant assists the Compensation Committee in evaluating the compensation program, determining appropriate pay levels, provide market-based compensation data, and advise on industry trends and best practices. The Compensation Committee has determined that the Compensation Consultant meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

Peer Group Data

For 2020, the Compensation Consultant prepared benchmark compensation based on a peer group of 12 hotel/lodging REITs with similar strategies and potential investors. The companies comprising our peer group are:

Executive Compensation Peer Group

Ticker Symbol
Apple Hospitality REIT, Inc.	APLE
Ashford, Inc.	AINC
CorePoint Lodging Inc.	CPL
DiamondRock Hospitality Company	DRH
Hersha Hospitality Trust	HT
Park Hotels & Resorts Inc.	LHO
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties Inc.	RHP
Summit Hotel Properties, Inc.	INN
Sunstone Hotel Investors, Inc.	SHO
Xenia Hotels & Resorts, Inc.	XHR

A key point about the use of this peer group is that because the Company’s equity market capitalization is on the lower end, the Compensation Consultant provides size adjusted benchmark data to ensure the pay levels are appropriately calibrated relative to our size.

Elements of Executive Compensation and Key Factors in Setting Pay

Our compensation program for our NEOs consists of four key elements:

•Cash compensation, in the form of base salaries and annual cash bonus awards;
•Long-term incentives, in the form of time-based and performance-based restricted share and LTIP unit awards;
•Health and welfare benefits; and
•Severance arrangement under the executives’ employment agreements.

Historically, the Compensation Committee has reviewed compensation levels for our executive officers near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again near the end of such fiscal year to review the actual performance of our company and executive officers, at which time it typically makes determinations with respect to annual cash bonuses and long-term equity incentive compensation in the form of time-based and performance-based restricted shares and/or LTIP units. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.

As part of its annual review of the compensation paid to our executive officers, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including:

•The nature of the executive’s job and the responsibilities related thereto, the executive’s job performance;
•The executive's performance with respect to specified individual goals;
•The experience level of the executive in his or her current position, unique skills, and future potential;
•Internal pay equity;
•The compensation levels of competitive jobs within our peer group (further explained below);
•Our financial performance and financial condition;
•The execution of our business strategies
•The impact of compensation determinations on our fiscal budgets; and certain other factors.

These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon the compensation element, market conditions, corporate priorities and individual circumstances.

Elements of Named Executive Officer Compensation

Annual base salary

Base salary is designed to compensate our NEOs throughout each year with a fixed component of compensation reflecting the executive’s experience, role, and responsibilities. Generally, our executives only receive periodic base salary adjustments. The Compensation Committee, in consultant with the Compensation Consultant, recommended and the full Board approved annual base salaries for 2020, which reflected no increase from 2019 amounts, as follows:

	2020 Base Salary as Approved	2020 Base Salary Paid Including Voluntary Reductions
Fisher	$625,000	$390,625
Craven	$400,000	$250,000
Wegner	$300,000	$243,750

In March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on the hotel industry, Messrs. Fisher, Craven and Wegner voluntarily agreed to temporary reductions of base salary by 50%, 50% and 25%. These temporary reductions continued through the end of 2020 and aided the Company’s overall cash position. These reductions were significantly greater than the general hotel REIT in terms of percent reduction and duration.

Salaries returned to previously approved levels in January 2021 with no repayment of the previous reductions and no increases for 2021.

Annual cash bonus

The annual cash bonus program is intended to compensate each NEO for achieving our annual goals at both the corporate and individual levels. Since 2018, our annual cash bonus program has been based 60% on the achievement of objective Company performance criteria (historically based on AFFO per share), 20% on the achievement of specified individual goals and 20% on the Compensation Committee’s discretion.

Consistent with prior years, Threshold, Target, and Maximum payouts vary for each NEO as a percentage of salary, are presented below:

	Fisher	Craven	Wegner
Threshold	100%	75%	50%
Target	175%	125%	75%
Maximum	250%	175%	100%

For 2020, the Compensation Committee and the Board recognized that due to the devastating effects of COVID-19 upon the hotel industry, AFFO per share was materially impacted and therefore the existing bonus methodology would fail to recognize the efforts necessary by management in 2020 to navigate the crisis and preserve long-term shareholder value. Therefore, after significant discussions, including meaningful conversations with the Compensation Consultant, the Compensation Committee adopted a modified cash bonus program for 2020 that removed the adjusted funds from operation ("AFFO") criteria and reallocated the bonus to be based 50% on a more subjective assessment of the Company’s performance and 50% to specified individual goals and performance including the COVID-19 related factors. Both Company Performance and Individual Performance factors was assessed based on using a rating between zero and five with rating of 1, 3 and 5 representing payouts at threshold, target and maximum, respectively. The amount earned for each metric is presented below (payouts for ratings in between these categories is allocated using straight-line interpolation).

Company Performance Assessment

In assessing the portion of the annual cash bonus based on a subjective assessment of performance, the Committee took into consideration the Company’s overall performance on both an absolute and relative basis, each NEO’s individual performance outside of the individual goals and their individual contributions to the Company’s overall success in significant areas including based upon the executive’s position and responsibilities as they related to the Company’s overall business plan.

With respect to the Compensation Committee’s discretionary assessment of performance, the Compensation Committee and the Board affirmed the incredible efforts management put forth in 2020 and the many accomplishments that were made to preserve long-term shareholder value, including accomplishments previously set forth in the 2020 business highlights. However, they also acknowledged that AFFO and shareholder returns were negative, and the Company had to eliminate its dividend to shareholders, so it is important to take that into consideration to properly align compensation with its shareholders. Accordingly, the Compensation Consultant recommended that a payout for the discretionary component at the threshold level or a 1.0 rating would recognize the great efforts by Management and the adverse impact to shareholders.

Individual Performance

Consistent with prior years, the Compensation Committee also considered the achievement of individual goals for each NEO, which for 2020 also included COVID-19 related factors. Each NEO has individual goals that are designed to be specific, measurable, achievable, relevant and time-bound. Consistent with the Company’s overall strategy, amid the uncertainty caused by the COVID-19 pandemic on the hotel industry, and more specifically the Company, each NEO’s goals were adjusted in March 2020 to align with the Company’s key strategies to preserve long-term shareholder value:

•Maximizing hotel operating results through aggressive sales strategies and expense controls.
•Produced the highest absolute RevPAR of any lodging REIT over the last three quarters of 2020
•Generated the second highest hotel EBITDA per room of all lodging REITs during the pandemic
•Minimizing cash burn through reducing headcount at the corporate and hotel levels, implementing temporary salary reductions, and significantly cutting capital expenditures.
•Temporarily reduced compensation for its executive officers and employees. Mr. Fisher and Mr. Craven, executive vice president and chief operating officer, both volunteered to reduce their salaries by 50 percent. Mr. Wegner and all other corporate employees have temporarily reduced their salary by 25 percent.
•Lessened compensation for its Board of Trustees who voluntarily agreed to temporarily reduce their proposed 2020 base compensation by approximately 25 percent.
•Significantly reduced its 2020 budgeted capital expenditures from $23 million to approximately $14 million. Of the $14 million invested, $11 million was for two renovations that were ongoing when the pandemic started in the United States.
•Improving liquidity through the opportunistic sale of hotels at non-discounted pricing and dividend suspension.
•Suspended its monthly dividend entirely, preserving approximately $5.3 million per month and approximately $64 million on an annualized basis.
•Sold the 192-room Residence Inn Mission Valley to the San Diego Housing Commission for $67 million or almost $350,000 per key, an attractive 6.5 capitalization rate on 2019 net operating income.
•Preserving balance sheet strength by maintaining flexibility and capacity on our credit facility and obtaining new financing on our hotel development.
•Amended its credit facility to provide covenant relief and full access to its entire $250 million capacity.
•Closed on a $40 million construction loan which fully funds the remaining capital expenditures on its development in the Warner Center submarket of Los Angeles

Each NEO was given multiple metrics designed to primarily align to the Company’s four key strategic items, but also included other specific items. Based on a review of individual performance, each NEO received a score at target or slightly above.

The Compensation Committee, in consultation with the Compensation Consultant, recommended and the full Board approved cash bonuses for 2020 as shown below:

	Company Performance Payout	Individual Performance Payout	Total 2020 Cash Bonus
Fisher	$312,500	$557,500	$870,000
Craven	$150,000	$250,000	$400,000
Wegner	$75,000	$175,000	$250,000

Compared to 2019, cash bonuses for Messrs. Fisher, Craven and Wegner were down 31%, 30% and 30%, respectively.

Annual equity awards

We have provided restricted share and LTIP unit awards pursuant to our Equity Incentive Plan in the past (see “Share and LTIP Unit Awards”). Time-based equity awards are designed to foster equity ownership by our NEOs in the Company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. Performance-based equity awards are tied to the performance of the Company and are designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

2020 Awards (Granted in 2021)

With respect to the 2020 compensation packages of the Company's NEOs, the Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that would vest based on relative total shareholder return ("TSR") performance for the three-year period beginning on March 1, 2021 and ending on February 28, 2024. The 2020 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 150% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. The TSR hurdles are based on the Company’s performance relative to the average TSR for the companies included in the SNL U.S. REIT Hotel Index, which currently includes 19 companies. TSR will be calculated to include share price appreciation plus dividends assuming the reinvestment of dividends. The initial share price used for calculating the Company’s TSR for the 2020 grant is $13.93, which represents the closing sales price of our common shares the day prior to the grant date.
Based upon the Compensation Consultant’s recommendations which were based on the Company's overall performance in 2020, the Compensation Committee approved 2020 LTIP units awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven, and Wegner of $2,400,000, $1,085,000, and $650,000, respectively. In connection with the departure of Mr. Willis and the negotiation of his separation agreement, the Compensation Consultant recommended no grant of LTIP unit awards to Mr. Willis.

The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, were granted to each NEO under the 2020 LTIP Unit Awards (includes time-based and performance-based). The number of 2020 Time-Based LTIP Unit Awards and targeted Performance-Based LTIP Unit Awards issued to each NEO was based on the grant date value shown below divided by $13.93, the closing price of the Company’s common shares on the NYSE on February 26, 2021, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	68,916	$960,000	103,374	$1,440,000	$2,400,000
Dennis M. Craven	31,158	$434,000	46,734	$651,000	$1,085,000
Peter Willis	—	—	—	—	—
Jeremy Wegner	18,666	$260,000	27,997	$390,000	$650,000
(1) Estimated grant date value is based on $13.93, the closing stock price on February 26, 2021.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.

2019 Awards (Granted in 2020)

With respect to the 2019 compensation packages of the Company's NEOs, the Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that would vest based on relative TSR performance for the three-year period beginning on March 1, 2020 and ending on February 28, 2023. The 2019 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 150% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. The TSR hurdles are based on the Company’s performance relative to the average TSR for the companies included in the SNL U.S. REIT Hotel Index, which currently includes 19 companies. TSR will be calculated to include share price appreciation plus dividends assuming the reinvestment of dividends. The initial share price used for calculating the Company’s TSR for the 2019 grant is $13.94, which represents the closing sales price of our common shares the day prior to the grant date.
Based upon the Compensation Consultant’s recommendations which were based on the Company's overall performance in 2019, the Compensation Committee approved 2019 LTIP units awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven, and Wegner of $2,400,000, $1,085,000, and $550,000, respectively.

The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, will be granted to each NEO under the 2019 LTIP Unit Awards (includes time-based and performance-based). The number of 2019 Time-Based LTIP Unit Awards and targeted Performance-Based LTIP Unit Awards issued to each NEO was based on the grant date value shown below divided by $13.94, the closing price of the Company’s common shares on the NYSE on February 28, 2019, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	68,868	$960,000	103,300	$1,440,000	$2,400,000
Dennis M. Craven	31,134	$434,000	46,700	$651,000	$1,085,000
Peter Willis	—	—	—	—	—
Jeremy Wegner	15,783	$220,000	23,673	$330,000	$550,000
(1) Estimated grant date value is based on $13.94, the closing stock price on February 28, 2020.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.
2018 Awards (Granted in 2019)

With respect to the 2018 compensation packages of the Company's NEOs, the Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that would vest based on TSR performance for the three-year period beginning on March 1, 2019 and ending on February 28, 2022. The 2018 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 150% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. The TSR hurdles are based on the Company’s performance relative to the average TSR for the companies included in the SNL US Hotel REIT Index, which currently includes 19 companies. TSR will be calculated to include share price appreciation plus dividends assuming the reinvestment of dividends as calculated by a third-party such as SNL Financial. The initial share price used for calculating the Company’s TSR for the 2018 grant is $18.19, which represents the closing sales price of our common shares the day prior to the grant date.

The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, will be granted to each NEO under the 2017 LTIP Unit Awards (includes time-based and performance-based). The number of 2017 Time-Based LTIP Unit Awards and targeted Performance-Based LTIP Unit Awards issued to each NEO was based on the grant date fair value shown below divided by $19.98, the closing price of the Company’s common shares on the NYSE on February 28, 2019, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	44,046	$880,000	66,066	$1,320,000	$2,200,000
Dennis M. Craven	20,022	$400,000	30,030	$600,000	$1,000,000
Peter Willis	6,306	$126,000	9,459	$189,000	$315,000
Jeremy Wegner	8,310	$166,000	12,462	$249,000	$415,000
(1) Estimated grant date value is based on $19.98, the closing stock price on February 28, 2019.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.
Status of Outstanding Performance-Based Equity Awards

Our executive compensation program includes performance-based shares or LTIP units in an effort to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives. The Company’s long-term equity incentive plan is designed to correlate the incentives of our executive officers with total shareholder returns.

Our executive officers’ actual long-term equity compensation earned over the relevant performance periods is dependent on the actual performance achieved for each multi-year performance award and may be substantially different from the values reflected in the Company’s summary compensation table. The following table shows the status of the performance-based awards granted for 2015 through 2019 and demonstrates our pay-for-performance alignment:

Program	Performance Period	Performance Metric	Current Status(1)
2019 Award	March 2020 – February 2023	Relative TSR vs. SNL U.S. REIT Hotel Index	Tracking to earn between Threshold and Target
2018 Award	March 2019 – February 2022	Relative TSR vs. SNL U.S. REIT Hotel Index	Tracking to earn between Threshold and Target
2017 Award	March 2018 – February 2021	Relative TSR vs. SNL U.S. REIT Hotel Index	87.5% of target earned
2016 Award	March 2017 – February 2020	Relative TSR vs. SNL U.S. REIT Hotel Index	130% of target earned
2015 Award	January 2016 – January 2019	Absolute TSR	100% earned
Outperformance Plan	June 2015 – June 2018	Absolute and Relative TSR	0% earned
(1) As of 2/1/21 or as of actual settlement date
The historical results of the performance-based awards program have demonstrated the goal to align the interests of the Company’s management with that of shareholders. Performance-based equity awards earned are dependent on relative performance measures. The following chart illustrates the value of the performance-based awards granted, earned or forfeited. For all performance-based awards granted since 2012 for which the applicable measurement period has ended (as of December 31, 2020) for each NEO. Cumulative performance-based equity compensation earned for the NEOs was approximately 59% of the grant date target value: NEOs have forfeited 41% of all performance-based awards granted since 2012. Performance-based awards granted in 2020 have not yet been earned as the measurement period for those grants has not concluded and awards may be earned in the future. The amount of forfeited LTIPs below includes LTIP units granted as part of the 2015 Outperformance Plan of which no thresholds were met and thus all units were forfeited. Because each NEO can earn more or less than target amounts granted, the total granted will not be equal to the value earned and the value forfeited.

Name	Value of Potential Performance LTIPs Granted	Value of Performance LTIPs Earned	Value of Performance LTIPs Forfeited	Percentage Forfeited
Jeffrey H. Fisher	$4,720,500	$3,180,027	$1,933,333	41%
Dennis M. Craven	$2,166,750	$1,351,717	$993,833	46%
Jeremy Wegner	$292,750	$366,952	$—	—%
Totals:	$7,180,000	$4,898,696	$2,927,166	41%

LTIP Units

LTIP units are a special class of partnership interests in Chatham Lodging, L.P. (“our operating partnership”). The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same monthly per unit profit distributions as common units of our operating partnership, which profit distribution will generally equal per share dividends on our common shares. This treatment with respect to monthly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with common units of our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of common unit. Upon equalization of the capital accounts of the holders of LTIP units with the holders of common units, the LTIP units will achieve full parity with common units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Class A Performance LTIP units are a specific class of LTIP units of our operating partnership used for performance-based incentive plans and these Class A Performance LTIP Units have different rights. The vesting period for any Class A Performance LTIP units, if any, will be determined at the time of issuance. Vested Class A Performance LTIP units enjoy all the rights of vested LTIP units, including with respect to distributions and conversions. Prior to vesting, the NEOs will (i) not be entitled to vote the Class A Performance LTIP units and (ii) will be paid an amount that is 10% of distributions made on the common units of partnership interests of our operating partnership as and when our operating partnership makes such distributions. To the extent any of the Class A Performance LTIP units become vested, our operating partnership will pay to the NEO owning such vested units a special distribution on the date that such units become vested in an amount equal to (x) the aggregate amount of distributions that would have been received on such vested Class A Performance LTIP unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Class A Performance LTIP units that were issued to the NEO on the date thereof, including any Class A Performance LTIP units that did not vest as of the date thereof. Other than the distributions described above, no cash amount will be paid with respect to any of the Class A Performance LTIP units that do not become vested.
Retirement savings opportunities
We have established and plan to maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.
Health and welfare benefits
We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.

Post-termination pay
 As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs that provide these officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our NEOs will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company.
Separation Agreement with Mr. Willis
On March 5, 2020, the Company entered into a separation agreement with Mr. Willis, effective as of May 6, 2020 (the "Willis Separation Agreement"). Pursuant to the terms of the Willis Separation Agreement, in consideration for the release of all claims against the Company and in appreciation for his service to the Company, the Company agreed to pay Mr. Willis pursuant to Section 11 of his employment agreement, as amended. Accordingly, Mr. Willis will receive or has received an amount equal to three (3) times (a) the base salary then in effect, (b) his highest annual bonus from the previous three (3) years and (c) the annual premium by the Company for health, dental, vision, disability and life insurance. In addition, Mr. Willis will receive or has received a prorated amount of his current year bonus using prior year's bonus amount divided by the number of days worked in 2020. Finally, all of Mr. Willis's unvested LTIP units vest upon his termination date. Any performance based LTIP units vest with number of units based on the targeted award.
Clawback policy
The Board of Trustees has adopted a compensation clawback policy that contains terms to ensure that our executive officers are not unduly enriched in the event of a financial restatement. If the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under the securities laws, each NEO may be required to reimburse or forfeit any incentive compensation received by such executive officer if such executive officer engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the excess of the incentive compensation paid, awarded or otherwise due to such executive officer based on the erroneous financial data over the incentive compensation that would have been paid to such executive had it been based on the restated results, as determined by the Board of Trustees in its sole discretion.
Share ownership guidelines

Our share ownership guidelines require our executive officers to maintain a minimum equity ownership in our Company based on a multiple of his or her then current base salary. Within five years of his or her initial election or appointment, each executive officer must own an amount of the Company’s shares or stock units as follows:

•CEO: six times the annual salary as approved by the Board of Trustees in the year the CEO was initially elected or appointed
•COO: three times the annual salary of the COO as approved by the Board of Trustees in the year the COO was initially elected or appointed.
•CFO: two times the annual salary of the applicable office approved by the Board of Trustees in the year the officer was initially elected or appointed.

These guidelines will be re-calculated for the CEO and the executive officers when such officer’s base salary is increased. In addition, the guidelines will be re-calculated as of the first trading day of each calendar year, using each of the CEO’s and executive officers’ base salaries then in effect.

In addition, we maintain share ownership guidelines for our non-management trustees that require a minimum equity ownership in our Company based on a multiple of the annual retainer. Each non-management trustee must own, within five years of his or her initial election or appointment to the Board of Trustees, an amount of the Company’s shares or stock units having a value equal to three times the annual retainer of the non-management trustee’s compensation approved by the Board of Trustees in the year the trustee was initially elected or appointed. The guidelines will be re-calculated as of the first trading day of each calendar year using each non-management trustee’s annual cash retainer then in effect.

All share ownership guidelines for both executive officers and trustees were met as of the time of filing of this proxy statement.

Environmental and Sustainability

We share our investors' concerns for the environment and continue to participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, and recycling. Our initiatives are intended to improve energy efficiency at our hotels but also to enhance the value and profitability of our hotels. Among these energy efficiency programs are the installation of energy efficient lighting, guestroom “smart” thermostats that adjust room conditions based upon occupancy status, low-flow toilet systems, and recycling laundry water. We are committed to seeking new environmental initiatives to implement across our portfolio. The Company released its 2020 Corporate Responsibility Report in March 2021. Shareholders can access this report at: https://chathamlodgingtrust.com/wp-content/uploads/2021/03/Chatham-ESG-Report.pdf.
Corporate Citizenship and Community Impact

The Company prioritizes the need to invest in the communities in which our properties are located. In addition, we have made a significant effort to give back to the local charitable organizations in the West Palm Beach area, where our corporate office is located. In combination with IHM, we have engaged in a myriad of events for charitable organizations in a number of ways including participating in race events for charity, collecting food and feeding those in need, and reading and providing gifts to underprivileged children during the holidays. Our employees' volunteer efforts have directly added value to our local community. The Company released its 2020 Corporate Responsibility Report in March 2021. Shareholders can access this report at: https://chathamlodgingtrust.com/wp-content/uploads/2021/03/Chatham-ESG-Report.pdf.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Robert Perlmutter (Chairman) Thomas J. Crocker

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus	Share Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Jeffrey H. Fisher	2020	$390,625	---	$2,162,400	$870,000	---	$401,607	$3,824,632
Chairman, President & Chief Executive Officer	2019	$625,000	---	$2,162,400	$1,270,000	---	$581,864	$4,639,264
	2018	$625,000	---	$1,982,200	$1,265,000	---	$501,150	$4,373,350

Dennis M. Craven	2020	$250,000	---	$977,585	$400,000	---	$175,603	$1,803,188
Executive Vice President & Chief Operating Officer	2019	$400,000	---	$977,585	$575,000	---	$199,454	$2,152,039
	2018	$400,000	---	$901,000	$565,000	---	$154,301	$2,020,301

Jeremy Wegner	2020	$243,750	---	$585,650	$250,000	---	$85,807	$1,165,207
Senior Vice President & Chief Financial Officer	2019	$300,000	---	$495,550	$355,000	---	$80,504	$1,231,054
	2018	$300,000	---	$373,915	$380,000	---	$63,054	$1,116,969

Peter Willis(4)	2020	$88,750	---	$0	$0	---	$105,255	$194,005
Executive Vice President & Chief Investment Officer	2019	$355,000	---	$283,815	$355,000	---	$109,210	$1,103,025
	2018	$345,000	---	$315,350	$420,000	---	$37,854	$1,118,204

(1)	Beginning in 2017, upon the recommendation of the Compensation Committee, the Board adopted a modified 2017 cash bonus program tied to the achievement of corporate strategic performance goals, individual objectives and also a portion at the discretion of the Compensation Committee and our Board. Amounts for each year were awarded early in the following year.
(2)	Reflects grant date value of time-based and performance-based LTIP units or restricted share awards to the NEOs and calculated in accordance with ASC Topic 718. As part of our 2017 compensation, LTIP units were awarded to Messrs. Fisher, Craven, Willis and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2017 LTIP unit award grants, which were awarded in March 2018 and included in the table as 2017 compensation, Mr. Fisher was granted 48,378 time-based LTIP units, Mr. Craven was granted 21,990 time-based LTIP units, Mr. Willis was granted 7,698 time-based LTIP units and Mr. Wegner was granted 9,126 time-based LTIP units. The 2017 LTIP unit awards also included performance-based LTIP units of 68,916 to Mr. Fisher, 28,862 to Mr. Craven, 11,545 to Mr. Willis, and 11,978 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2017 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant. As part of our 2018 compensation, LTIP units were awarded to Messrs. Fisher, Craven, Willis and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2018 LTIP unit award grants, which were awarded in March 2019 and included in the table as 2018 compensation, Mr. Fisher was granted 44,046 time-based LTIP units, Mr. Craven was granted 20,022 time-based LTIP units, Mr. Willis was granted 6,306 time-based LTIP units and Mr. Wegner was granted 8,310 time-based LTIP units. The 2017 LTIP unit awards also included performance-based LTIP units of 66,066 to Mr. Fisher, 30,030 to Mr. Craven, 9,459 to Mr. Willis, and 12,462 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2018 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant. As part of our 2019 compensation, LTIP units were awarded to Messrs. Fisher, Craven, and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2019 LTIP unit award grants, which were awarded in March 2020 and included in the table as 2019 compensation, Mr. Fisher was granted 68,868 time-based LTIP units, Mr. Craven was granted 31,134 time-based LTIP units, and Mr. Wegner was granted 15,783 time-based LTIP units. The 2019 LTIP unit awards also included performance-based LTIP units of 103,300 to Mr. Fisher, 46,700 to Mr. Craven, and 23,673 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2019 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant. In connection with the departure of Mr. Willis and the negotiation of his separation agreement, the Compensation Consultant recommended no grant of LTIP unit awards to Mr. Willis. As part of our 2020 compensation, LTIP units were awarded to Messrs. Fisher, Craven, and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2020 LTIP unit award grants, which were awarded in March 2021 and included in the table as 2020 compensation, Mr. Fisher was granted 68,916 time-based LTIP units, Mr. Craven was granted 31,158 time-based LTIP units, and Mr. Wegner was granted 18,666 time-based LTIP units. The 2020 LTIP unit awards also included performance-based LTIP units of 103,374 to Mr. Fisher, 46,734 to Mr. Craven, and 27,997 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2020 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant. In connection with the departure of Mr. Willis and the negotiation of his separation agreement, the Compensation Consultant recommended no grant of LTIP unit awards to Mr. Willis.
(3)	Amounts reported in this column include distributions paid on unvested LTIP units and vested LTIP units and also life, health and dental premiums paid by the Company on behalf of the NEOs, and matching contributions to the 401(k) accounts of Messrs. Fisher, Willis and Craven of $11,000 each in 2018. In 2019, Messrs. Fisher, Willis, and Craven received matching contributions of $11,200 each, and Mr. Wegner received a matching contribution of $11,000. In 2020, Messrs. Fisher received a matching contribution of $11,400, Mr. Craven received a matching contributions of $10,154, Mr. Wegner received a matching contribution of $9,808, and Mr. Willis received a matching contribution of $4,369.
(4)	Mr. Willis worked until his separation date of March 6, 2020.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted during calendar year 2020 to the NEOs. The dollar amounts indicated under “Grant Date Fair Value” is the full value of each restricted LTIP award computed in accordance with ASC Topic 718, which, with respect to the value of time-based awards is based on Chatham's closing share price the date prior to grant, and with respect to the value of performance-based restricted LTIP awards, is based on the probable outcome of the performance conditions as of the grant date of the award. All grants of plan-based awards set forth below have been issued pursuant to and from the Company’s Equity Incentive Plan.

				Estimated Future Payout Under Equity Incentive Plan Awards (# of LTIPs)
Name	Grant Date	All Other Share Awards or Units		Minimum(3)	Target(4)	Maximum(5)		Grant Date Fair Value(6)
Jeffrey H. Fisher	March 1, 2020	68,868	(1)					$960,000
	March 1, 2020			51,650	103,300	154,950	(2)	$1,348,065
Dennis M. Craven	March 1, 2020	31,134	(1)					$434,000
	March 1, 2020			23,350	46,700	70,050	(2)	$609,435
Jeremy Wegner	March 1, 2020	15,783	(1)					$220,000
	March 1, 2020			11,837	23,673	35,510	(2)	$308,933

(1)
Reflects time-based restricted LTIP awards granted in 2020 as part of our 2019 compensation program to Messrs. Fisher, Craven, and Wegner based on a grant date fair value of $13.94, the closing price of the Company's common shares on the NYSE on the day prior to the grant date. These restricted LTIP awards vest ratably over the first three anniversaries of the date of grant on March 1, 2021, 2022 and 2023.

(2)	Reflects performance-based restricted LTIP awards that may be earned based on the attainment of certain performance thresholds. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2019 Class A Performance-Based LTIP Unit Awards” for a description of the vesting and performance conditions.
(3)	Represents the minimum number of performance-based LTIP units that would be earned in the event that performance meets the minimum level under the award. In the event the performance under these awards fail to meet or exceed the “target” level of performance required, none of the performance-based awards will be earned.
(4)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the target level under the award.
(5)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the maximum level under the award.
(6)
The grant date fair value for each was calculated in accordance with ASC Topic 718 using a Monte Carlo approach and resulting in an estimated value of $13.05. Information regarding the assumptions used to value the performance-based LTIP Unit Awards is provided in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed February 24, 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2020.

Name	Number of Shares or LTIP Units That Have Not Vested (#)		Market Value of Shares or LTIP Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units)(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units) ($) (2)
Jeffrey H. Fisher	114,358	(1)	$1,235,066
				72,567	(3)	$783,724
				66,066	(4)	713,513
				103,300	(5)	1,115,640
Dennis M. Craven	51,182	(1)	$589,570
				32,985	(6)	356,238
				30,030	(7)	324,324
				46,700	(8)	504,360
Jeremy Wegner	24,365	(1)	$263,142
				13,689	(9)	147,841
				12,462	(10)	134,590
				23,673	(11)	255,668
Peter Willis(12)	0		$0	0		0

(1)	Mr. Fisher received a time-based LTIP unit grant of 48,378 units on March 1, 2018 as part of his 2017 compensation package, of which 16,126 were unvested and outstanding as of December 31, 2020 (with 16,126 vesting on February 28, 2021, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Fisher received a time-based LTIP unit grant of 44,046 units on March 1, 2019 as part of his 2018 compensation package, of which 29,364 units were unvested and outstanding as of December 31, 2020 (with 14,682 vesting on February 28, 2021, and 14,682 vesting on February 28, 2022, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Fisher received a time-based LTIP unit grant of 68,868 units on March 1, 2020 as part of his 2019 compensation package, of which all units were unvested and outstanding as of December 31, 2020 (with 22,956 vesting on February 28, 2021, 22,956 vesting on February 28, 2022, and 22,956 vesting on February 28, 2023, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Craven received a time-based LTIP unit grant of 21,990 units on March 1, 2018 as part of his 2017 compensation package, of which 14,660 were unvested and outstanding as of December 31, 2020 (with 7,330 vesting on February 28, 2021, provided that Mr. Craven remains employed with the Company as of such date). Mr. Craven received a time-based unit grant of 20,022 units on March 1, 2019, as part of his 2018 compensation package, of which 6,674 units were unvested and outstanding as of December 31, 2020 (6,674 vesting on February 28, 2021, and 6,674 vesting on February 28, 2022 provided that Mr. Craven remains employed with the Company as of such date). Mr. Craven received a time-based unit grant of 31,134 units on March 1, 2020, as part of his 2019 compensation package, of which all units were unvested and outstanding as of December 31, 2020 (with 10,378 vesting on February 28, 2021,10,378 vesting on February 28, 2022, and 10,378 vesting on February 28, 2023, provided that Mr. Craven remains employed with the Company as of such date). Mr. Wegner received a time-based LTIP unit grant of 9,126 units on March 1, 2018 as part of his 2017 compensation package, of which 2,763 were unvested and outstanding as of December 31, 2020 (with 2,763 vesting on February 28, 2021, provided that Mr. Wegner remains employed with the Company as of such date).Mr. Wegner received a time-based LTIP unit grant of 8,310 units on March 1, 2019 as part of his 2018 compensation package, of which 6,084 were unvested and outstanding as of December 31, 2020 (with 3,042 vesting on February 28, 2021, and 3,042 vesting as of February 28, 2022, provided that Mr. Wegner remains employed with the Company as of such date). Mr. Wegner received a time-based LTIP unit grant of 16,135 units on March 1, 2020, as part of his 2018 compensation package, of which all were unvested and outstanding as of December 31, 2020 (with 2,770 vesting on February 28, 2021, 2,770 vesting on February 28, 2022 and 2,770 vesting on February 28, 2023 provided that Mr. Wegner remains employed with the Company as of such date).
(2)	For purposes of calculating the market value of restricted common shares or LTIPs that have not vested, the market value per restricted common share or LTIP is assumed to be $10.80, the closing sale price for our common shares on December 31, 2020.

(3)	Mr. Fisher received a performance-based LTIP unit grant of 72,567 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(4)	Mr. Fisher received a performance-based LTIP unit grant of 66,066 units on March 1, 2019 pursuant to his 2018 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(5)	Mr. Fisher received a performance-based LTIP unit grant of 103,300 units on March 1, 2020 pursuant to his 2019 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(6)	Mr. Craven received a performance-based LTIP unit grant of 32,985 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(7)	Mr. Craven received a performance-based LTIP unit grant of 30,030 units on March 1, 2019 pursuant to his 2018 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(8)	Mr. Craven received a performance-based LTIP unit grant of 46,700 units on March 1, 2020 pursuant to his 2019 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(9)	Mr. Wegner received a performance-based LTIP unit grant of 13,689 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(10)	Mr. Wegner received a performance-based LTIP unit grant of 12,462 units on March 1, 2019 pursuant to his 2018 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(11)	Mr. Wegner received a performance-based LTIP unit grant of 23,673 units on March 1, 2020 pursuant to his 2019 compensation package, all of which were unvested and outstanding on December 31, 2020. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(12)	All unvested and outstanding LTIP units granted to Mr. Willis vested as part of his separation agreement on March 6, 2020.

Shares Vested
The following table summarizes vesting in 2020 of time-based and performance-based restricted common shares and LTIP units previously granted to our NEOs. The Company has not granted option awards to its NEOs. No restricted common shares vested in 2020.

	Share/Unit Awards
Name	Number of Shares / Units Acquired on Vesting (1) (#)	Value Realized on Vesting ($) (2)
Jeffrey H. Fisher
LTIP Units	130,992	$1,826,028.48
Dennis M. Craven
LTIP Units	59,543	$830,029.42
Jeremy Wegner
LTIP Units	24,710	$344,457.4
Peter Willis(3)
LTIP Units	17,482	$243,699

(1)	Amounts include vested performance-based LTIP units.
(2)	For purposes of calculating the market value of the vested performance-based LTIP units that have vested, the market value per vested performance-based LTIP unit is assumed to be the closing sales price per share of our common shares on the vesting date.
(3)	The LTIP units of Mr. Willis vested upon March 1, 2020 and those related to his separation vested on March 6, 2020.
Description of Vesting Provisions for Certain Performance-Based Equity Awards

2017 Performance-Based LTIP Unit Awards. The 2017 performance-based LTIP unit awards, issued on March 1, 2018, will vest on February 28, 2021, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2017 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2018 to February 28, 2021. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation. The 2017 performance-based LTIP unit awards vested at a level below the target level based on the Company's relative TSR performance for the performance period.

2018 Performance-Based LTIP Unit Awards. The 2018 performance-based LTIP unit awards, issued on March 1, 2019, will vest on February 28, 2022, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2018 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2019 to February 28, 2022. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2019 Performance-Based LTIP Unit Awards. The 2019 performance-based LTIP unit awards, issued on March 1, 2020, will vest on February 28, 2023, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2019 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2020 to February 28, 2023. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2020 Performance-Based LTIP Unit Awards. The 2020 performance-based LTIP unit awards, issued on March 1, 2021, will vest on February 28, 2024, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2020 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2021 to February 28, 2024. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

Employment Agreements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was $625,000 for 2020 to commence the year but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on hotel business, Mr. Fisher agreed to a temporary reduction of his base salary by 50%. Mr. Fisher's 2021 annual base salary will return to $625,000.

Dennis M. Craven and Peter Willis. Our employment agreements with Mr. Craven and Mr. Willis, which we entered into in April and September 2010, respectively, each of which was amended in January 2015, had initial terms of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term.

Mr. Craven's annual base salary for 2020 was $400,000 but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on hotel business, Mr. Craven agreed to a temporary reduction of his base salary by 50%. Mr. Craven's 2021 annual base salary will return to $400,000. Mr. Willis's annual base salary for 2020 was $355,000 and he was paid pro rata until his separation date of March 6, 2020.

Jeremy Wegner. Our employment agreement with Mr. Wegner, which we entered into in June 2015, has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Wegner’s annual base salary was $300,000 for 2020 but in March 2020, in an effort to cut costs to combat the devastating impact of the COVID-19 virus on hotel business, Mr. Wegner agreed to a temporary reduction of his base salary by 25%. Mr. Wegner's 2021 annual base salary will return to $300,000.

Summary of Employment Agreement Terms. Under the employment agreements, Messrs. Fisher, Craven, Willis (until his separation date of March 6, 2020) and Wegner are each eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved.

Their employment agreements entitle them to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance, including life insurance, or hospital plans).

Each of the employment agreements provides for payment of earned but unpaid compensation up to the date of the termination of his or her employment in the event that employment ends upon termination by us for “cause,” resignation without “good reason” (as defined below), death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreements define “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in the applicable employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of the officer’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, each of the employment agreements provides for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.
The employment agreements provide for certain severance payments in the event that employment ends upon termination by us without “cause” or resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of the applicable employment agreement or a direction from the Board that the officer act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in duties, functions and responsibilities without his consent or our preventing the officer from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in base salary or annual bonus opportunity or (4) a requirement that the officer relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that the employee has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and the applicable officer resigns within 30 days after the expiration of the cure period. In any such event, the applicable officer is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If the officer signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. In the cases of Messrs. Fisher, Craven, and Willis (until his separation date of March 6, 2020) the applicable officer shall also be entitled to receive, subject to signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to three times the annual premium or cost paid by us for the officer’s health, dental, vision, disability and life insurance coverage in effect on his termination date. Mr. Wegner’s employment agreement provides that he shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to one times his base salary in effect at the time of termination, an amount equal to one times the highest bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to one times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on the date of his termination; provided, however, that his severance payment multiple shall be increased from one to two in the event of termination without “cause” no more than ninety days before “a change in control” (as defined in the employment agreement) or on or after a “change in control” or upon resignation for “good reason” on or after a “change in control.” In 2021, upon the recommendation of the Compensation Committee, the Board of Trustees determined that all LTIP unit grant award agreements would contain a "double trigger" so acceleration of vesting only occurs if there is a "change in control" and a termination of employment.

Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages all of our wholly owned hotels, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Potential Payments upon Termination or Change of Control
The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Craven, Wegner and Willis (who separated from the Company on March 6, 2020) under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Craven, Wegner and Willis upon termination of their employment assuming that such termination was effective on December 31, 2020. For purposes of calculating the acceleration of equity awards, we have assumed that all performance conditions have been met at the targeted level and the related performance-based shares or performance-based LTIP units have vested. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($) (4)	Acceleration and Continuation Equity Awards ($) (5)	Excise Tax Gross-up ($) (6)	Total Termination Benefits ($)
Jeffrey H. Fisher(1)(3)
Involuntary Termination Without Cause (2)	$5,865,000	$19,646	$3,847,943	$—	$9,732,589
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	5,865,000	58,938	3,847,943	—	9,771,881
Death or Disability	—	—	3,847,943	—	3,847,943
Dennis M. Craven(1)(3)
Involuntary Termination Without Cause (2)	$2,895,000	$19,646	$1,744,492	$—	$4,659,138
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,895,000	58,938	1,744,492	—	4,698,430
Death or Disability	—	—	1,744,492	—	1,744,492
Jeremy Wegner(1)(3)
Involuntary Termination Without Cause (2)	$680,000	$19,646	$801,241	$—	$1,500,887
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	1,360,000	39,292	801,241	—	2,200,533
Death or Disability	—	—	801,241	—	801,241
Peter Willis(1)(3)(7)
Involuntary Termination Without Cause (2)	$2,378,029	$17,676	$299,959	$—	$2,695,664
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,378,029	53,028	299,959	—	2,731,016
Death or Disability	—	—	299,959	—	299,959

(1)	The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Craven, and Wegner upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.
(2)	Amounts in this row are calculated in accordance with the applicable employment agreement as described more fully under “— Employment Agreements”.
(3)	A termination of employment due to death or disability entitles Messrs. Fisher, Craven, and Wegner to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding unvested restricted share awards and unvested LTIP unit awards immediately vest upon a termination of employment due to death or disability.
(4)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Craven, and Wegner.
(5)	Pursuant to SEC rules, for purposes of this table, the market value per common share and LTIP unit is assumed to be $10.80, the closing market price per common share on December 31, 2020. Starting with the LTIP unit award grant agreements issued on March 1, 2021, accelerated vesting requires both a "change in control" and a termination of employment.
(6)	The employment agreements with Messrs. Fisher, Craven, and Wegner do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Craven, and Wegner will receive the total or unreduced benefits.
(7)	Mr. Willis worked at the Company until his Separation Date of March 6, 2020

Separation Agreement with Mr. Willis

Mr. Willis signed the Willis Separation Agreement effective March 6, 2020. Pursuant to the terms of that Agreement, the amount actually paid to Mr. Willis was $2,437,700 which was calculated based on an amount equal to (i) three (3) times (a) the base salary then in effect, (b) his highest annual bonus from the previous three (3) years and (c) the annual premium by the Company for health, dental, vision, disability and life insurance plus (ii) a cash bonus for 2020 based on the 2019 cash bonus prorated for days worked in 2020. In addition, the unvested LTIPs of Mr. Willis automatically vested upon termination.

Pay Ratio Disclosure

The annual total compensation of our CEO for fiscal year 2020, as reported in the Summary Compensation Table included in this Proxy Statement, and assuming all LTIP awards are earned and vest, was $3,824,632. The median of the annual total compensation of all employees, excluding our CEO, for fiscal year 2020 was $77,456. As a result, we estimate that the annual total compensation of our CEO was 49.4 times that of the annual total compensation of the median employee for fiscal year 2020.

We identified the median employee by total annual compensation for all employees, excluding our CEO, as of December 31, 2020. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

Compensation and Risk Assessment

The Compensation Committee oversees our compensation programs and the risks and rewards involved. The Compensation Committee establishes compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation. We believe our compensation policies achieve the goal of aligning our executive incentives with those of our shareholders while simultaneously avoiding unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Company's compensation policies are designed to deter unnecessary risk by providing variable compensation with much of the incentive awards based on long-term incentive compensation. As described in this Compensation Discussion and Analysis, the Compensation Committee regularly reviews and revises our compensation programs and has implemented other practices which we believe further ensure an avoidance of compensation-based risk including the adoption of the Company's clawback and anti-hedging policies and share ownership guidelines for NEOs.

Compensation Risk

The Compensation Committee has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company believes that its compensation policies and practices appropriately align management's incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company adopted its Policy Prohibiting Pledging and Hedging of Chatham Lodging Trust Securities on April 7, 2015. This policy applies to all officers and directors and prohibits all categories of hedging transactions including, without limitation, prepaid variable forced contracts, equity swaps, short sales, and collar and exchange funds.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2020, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	—	—	944,048
Equity compensation plans not approved by security holders	—	—	—
Total			944,048

Certain Relationships and Related Transactions

As of March 31, 2021, all of our wholly owned hotels are managed by IHM, which is majority owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and will automatically renew for two successive five-year periods unless IHM provides written notice no later than 90 days prior to the then current term’s expiration date of their intent not to renew. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months’ advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels, we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2020, we paid IHM an aggregate of approximately $5.3 million in management, accounting and revenue management fees and another $0 in incentive management fees pursuant to these management agreements.
Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us including:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be bought or sold.
Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS Lessees.
We have shared our corporate information technology infrastructure (“IT”) with IHM since January 1, 2011 and also with unconsolidated real estate entities. We and IHM have agreed to a cost-sharing arrangement under which we bear 25% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).
Certain Company employees are shared with unconsolidated real estate entities. Reimbursed costs from unconsolidated real estate entities, comprised of corporate payroll and office rent costs of the Innkeepers JV, NewINK JV and Inland JV and an entity which is 2.5% owned by Mr. Fisher, where the Company is the employer, were $4.0 million and $5.7 million for the years ended December 31, 2020 and 2019, respectively. These costs are offset by the cost reimbursements from unconsolidated real estate entities included in revenues.
During 2014, Mr. Fisher entered into a joint venture agreement with NorthStar, now Colony, by which Mr. Fisher acquired a 2.5% non-voting interest in Castleblack Owner Holding, LLC (“Castleblack”), an entity which is 97.5% owned by affiliates of Colony and owns a portfolio of 20 hotels in markets dissimilar to the markets of the Company's hotels. For the years ended December 31, 2020 and 2019 the Company provided services of $0.2 million and $0.4 million, respectively.
IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.
Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.
Our Board of Trustees developed a written conflicts of interests policy to reduce potential conflicts of interests. Our conflicts of interests policy applies to any transaction, arrangement, event or series of events which involves (i) the payment of money or other consideration or the guaranty or security of any repayment or other obligation (a) by IHM to or of the Company or (b) by the Company to or of IHM; or (ii) an allocation of the cost of corporate office administrative functions between the Company and IHM. Any such transaction must be approved by a majority of our independent trustees. In considering such transactions, the Board shall consider whether the proposed transaction in the best interests of the Company and generally fair on their terms, If approved, the transaction shall be disclosed (i) promptly on our website and (ii) as appropriate, in our periodic reports and/or proxy statements under applicable securities laws. We intend to review, approve or ratify all related party transactions that may arise in accordance with our conflicts of interests policy.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The current members of the Audit Committee are Edwin B. Brewer, Jr. (Chair), Mary Beth Higgins, and Robert Perlmutter who replaced Mr. DeBoer upon his death in March 2021, Jack P. DeBoer. The Audit Committee appointed, and the Board of Trustees ratified, the selection of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted auditing principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2020, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the PCAOB Auditing Standard No. 1301 (Communication with Audit Committees).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.
The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2020.

AUDIT COMMITTEE

Edwin B. Brewer, Jr. (Chair)
Mary Beth Higgins
Robert Perlmutter

PROPOSAL 2:
INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP has served as independent registered public accounting firm for the Company and its subsidiaries for the year ended December 31, 2020. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2021, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he or she desires to do so and will be available to respond to appropriate questions.
The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. Thus, all of the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” disclosed below were approved by the Audit Committee.
The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2020 and 2019:

	Amount
Type	2020	2019
Audit Fees(1)	$600,000	$794,100
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$260,700	$225,000
All Other Fees(4)	$900	$2,700

	$861,600	$1,021,800

(1)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our filings with the SEC.
(2)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Company’s acquired hotels. In 2020 and 2019, there were no “Audit-Related Fees”.
(3)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(4)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2020 and 2019, “Other Fees” represented a software licensing fee.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.
The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. After the 2017 Annual Meeting, the shareholders voted on an advisory, non-binding resolution to approve holding the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable. Shareholders will again have the opportunity to vote on the frequency of the Say on Pay vote at the 2023 Annual Meeting.

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our NEOs (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2021 Annual Meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the company’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to build and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares or LTIP units) and long-term incentives (including equity awards that vest over up to five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS
Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
The Company paid for this proxy solicitation. We hired EQ Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. For these services, we will pay EQ Shareholder Services approximately $8,124. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.
SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
In order for the nominations of individuals for election to the Board of Trustees and the proposal of other business to be included in the proxy statement for the 2022 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the filing date of this Proxy Statement, or December 2, 2021. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401.
Our bylaws currently provide that in order for a nomination shareholder proposal to be presented at our 2022 annual meeting of shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than the close of business on November 1, 2021, and not later than December 1, 2021. If the 2022 annual meeting of shareholders is scheduled to take place before April 10, 2022 or after June 11, 2022, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2022 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2022 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2022 annual meeting of shareholders is first made by the Company. Any such nomination or proposal should be mailed to: Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attn: Secretary.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2020 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing.

GENERAL INFORMATION
A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: EQ Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.
By order of the Board of Trustees,
/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET – www.proxypush.com/cldt Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE – 1-866-883-3382 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
  Please detach here

The Board of Trustees recommends that you vote FOR the following:

1. Election of Trustees	01 Edwin B. Brewer	05 Robert Perlmutter	☐	Vote FOR		☐	Vote WITHHELD
	02 Thomas J. Crocker	06 Rolf E. Ruhfus	all nominees			from all nominees
	03 Jeffrey H. Fisher		(except as marked)
04 Mary Beth Higgins

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent registered public accountants.			☐	For	☐	Against	☐ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation.			☐	For	☐	Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 11, 2021
10:00 AM
Offices of Chatham Lodging Trust
222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

CHATHAM LODGING TRUST 222 Lakeview Avenue, Suite 200 West Palm Beach, FL 33401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2021.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.